Exhibit 23
Exhibit 23 — Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67462, 333-93563, 333-49523, 33-63689, 33-55213, 33-64854, 333-88898, 333-97917, 333-106973, and 333-129202) pertaining to the various stock option, incentive and deferred compensation plans of Wolverine World Wide, Inc. of our reports dated March 3, 2010, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc., and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc., included in this Annual Report on Form 10-K for the year ended January 2, 2010.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
March 3, 2010